EXHIBIT 8.1

	Country of incorporation	Total stock held
Agenciamiento y Servicios Profesionales S.A. de C.V.	Mexico	99.9990%
Alto Paraná S.A. (1)	Argentina	99.9801
Arauco Australia Pty Ltd.	Australia	99.9990
Arauco Bioenergía S.A.	Chile	99.9999
Arauco Colombia S.A.	Colombia	99.9983
Arauco Distribución S.A.	Chile	99.9996
Arauco do Brasil S.A	Brazil	99.9990
Arauco Florestal Arapoti S.A.	Brazil	79,9992
Arauco Forest Brasil S.A.	Brazil	99.9990
Arauco Forest Products B.V. (2)	The Netherlands	99.9990
Arauco Holanda Cooperatief U.A. (3)	The Netherlands	99.9990
Arauco Panels USA LLC	U.S.A.	99.9990
Arauco Perú S.A.	Peru	99.9990
Arauco Wood Products, Inc.	U.S.A.	99.9990
Araucomex S.A. de C.V.	Mexico	99.9990
Aserraderos Arauco S.A.	Chile	99.9995
Consorcio Protección Fitosanitaria Forestal S.A. (Ex-Controladora de Plagas Forestales S.A.)	Chile	57.7503
Empreendimentos Florestais Santa Cruz Ltda.	Brazil	99.9789
Flakeboard America Limited	U.S.A.	99.9990
Flakeboard Company Limited	Canada	99.9990
Forestal Arauco S.A. (Ex-Forestal Celco S.A).	Chile	99.9484
Forestal Concepción	Panama	99.9990
Forestal Cholguán S.A.	Chile	98.1796
Forestal Los Lagos S.A.	Chile	79.9587
Forestal Nuestra Señora del Carmen S.A.	Argentina	99.9805
Forestal Talavera S.A.	Argentina	99.9942
Greenagro S.A.	Argentina	97.9805
Inversiones Arauco Internacional Ltda.	Chile	99.9990
Investigaciones Forestales Bioforest S.A.	Chile	99.9489
Leasing Forestal S.A.	Argentina	99.9801
Mahal Empreendimentos e Participacoes S.A.	Brazil	99.9934
Paneles Arauco S.A.	Chile	99.9995
Savitar S.A.	Argentina	99.9841
Servicios Aéreos Forestales Ltda.	Chile	99.9990
Servicios Logísticos Arauco S.A.	Chile	99.9997

(1)	Effective January 1, 2015, Alto Paraná S.A. changed its name to Arauco Argentina S.A.
(2)	Effective January 1, 2015, Arauco Forest Products B.V. was merged into Arauco Holanda Cooperatief U.A.
(3)	Effective January 1, 2015, Arauco Holanda Cooperatief U.A.changed its name to Arauco Europe Cooperatief U.A.